                                EXHIBIT 23 (ii)
                    STATUTORY FINANCIAL STATEMENT SCHEDULES

MML BAY STATE LIFE INSURANCE COMPANY

SCHEDULE I:  SUMMARY OF INVESTMENTS - OTHER THAN INVESTMENTS IN RELATED PARTIES


                               December 31, 1997
                                 (In Millions)

                                                                              Amount
                                                                             at which
                                                      Cost or                shown on
                                                       Other       Fair      Balance
                                                       Basis       Value     Sheet
                                                       -----       -----     -----
Bonds:
U.S. Treasury Securities and Obligations of U.S.
   Government Corporations and Agencies                 $ 7.6      $ 7.7      $ 7.6
Mortgage-backed securities                                6.5        6.6        6.5
Corporate debt Securities                                23.9       24.3       23.9
Utilities                                                 0.5        0.5        0.5
                                                        -----      -----      -----

    Total Bonds                                          38.5      $39.1       38.5
                                                                   =====

Policy Loans                                             16.1                  16.1
Cash and Short-term investments                           3.5                   3.5
                                                        -----                 -----
   Total Investments                                    $58.1                 $58.1
                                                        =====                 =====

                     MML BAY STATE LIFE INSURANCE COMPANY

          SCHEDULE III:  SUPPLEMENTARY INSURANCE INFORMATION (1) (2)

                               December 31, 1997
                                 (In Millions)

                                                   Policyholders'              Net      Policy Benefits
                                  Policyholders'     Dividends              Investment    and Payments                    Other
                                  Reserves and      Claims and    Premium   and Other     and Increase                  Insurance
Segment                              Funds        Other Benefits   Income   Income (2)     in Reserves    Commissions    Expenses
-------                              -----        --------------   ------   ----------     -----------    -----------    --------
Year ended December 31, 1997
                                     $ 36.2           $  1.9       $606.6     $ 10.7          $523.3         $ 35.4        $49.5
                                     ======           ======       ======     ======          ======         ======        =====
Year ended December 31, 1996
                                     $ 26.5           $  1.1       $441.2     $  8.4          $374.5         $ 28.1        $33.1
                                     ======           ======       ======     ======          ======         ======        =====
Year ended December 31, 1995
                                     $ 19.1           $  1.5       $ 92.7     $  4.3          $ 72.7         $ 15.1        $13.7
                                     ======           ======       ======     ======          ======         ======        =====

(1) Deferred policy acquisition cost column has been omitted from this schedule because it does not apply to mutual life insurance companies.
(2) Includes other income of $0.8 million, $4.9 million and $7.3 million for 1997, 1996 and 1995, respectively.

                     MML BAY STATE LIFE INSURANCE COMPANY

                           SCHEDULE IV:  REINSURANCE

                                 (In Millions)

                                                       Ceded
                                           Gross      to Other       Net
Year ended December 31, 1997               Amount     Companies     Amount
---------------------------------------------------------------------------

Life Insurance in Force                  $19,637.2    $1,889.7    $17,747.5
                                         =========    ========    =========
Premiums and other considerations
  Individual life & annuities            $   308.0    $    4.8    $   303.2
  Group life & annuities                     303.7         0.3        303.4
                                         ---------    --------    ---------
Total Premium and other considerations   $   611.7    $    5.1    $   606.6
                                         =========    ========    =========

Year ended December 31, 1996

Life Insurance in Force                  $14,665.3    $1,604.9    $13,060.4
                                         =========    ========    =========
Premiums and other considerations
  Individual life & annuities            $   198.8    $    3.6    $   195.2
  Group life & annuities                     246.2         0.2        246.0
                                         ---------    --------    ---------
Total Premium and other considerations   $   445.0    $    3.8    $   441.2
                                         ---------    --------    ---------

Year ended December 31, 1995

Life Insurance in Force                  $ 6,936.8    $1,088.6    $ 5,848.2
                                         =========    ========    =========
Premiums and other considerations
  Individual life & annuities            $   109.8    $   19.1    $    90.7
  Group life & annuities                      12.5        10.5          2.0
                                         ---------    --------    ---------
Total Premium and other considerations   $   122.3    $   29.6    $    92.7
                                         =========    ========    =========

                   MML BAY STATE LIFE INSURANCE COMPANY (1)

                SCHEDULE V - VALUATION AND QUALIFYING ACCOUNTS

                                 (In Millions)

                                                         Additions     Balance
                                         Balance at       Reserve      at end
                                        beginning of   Contributions     of
Description                                period           (1)        period
--------------------------------------------------------------------------------

As of and for the year ended
       December 31, 1997
       -----------------

Bonds, Preferred Stocks and Short-
  term Investments                         $  0.2         $ (0.1)      $  0.1
Total Asset Valuation Reserve              $  0.2         $ (0.1)      $  0.1
                                           ======         ======       ======
As of and for the year ended
       December 31, 1996
       -----------------

Bonds, Preferred Stocks and Short-
  term Investments                         $  0.1         $  0.1       $  0.2
Total Asset Valuation reserve              $  0.1         $  0.1       $  0.2
                                           ======         ======       ======
As of and for the year ended
        December 31, 1995
        -----------------

Bonds, Preferred Stocks and Short-
  term Investments                         $  0.1         $  -         $  0.1
Total Asset Valuation Reserve              $  0.1         $  -         $  0.1
                                           ======         ======       ======


(1) The negative contribution represents an adjustment to reduce the reserve to the statutory maximum. Amounts are calculated using a statutory formula plus amounts deemed necessary by the Company. Represents the net impact on Shareholder's Equity for investment gains and losses not related to changes in interest rates.